SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 2, 2007
Date of Report (Date of Earliest Event Reported)
The Cronos Group
(Exact name of registrant as specified in its charter)
Luxembourg
(State or Other Jurisdiction of Incorporation)

0-24464	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)
5, rue Guillaume Kroll, L-1882 Luxembourg
(Address of principal executive offices) (Zip Code)
(352) 26.48.36.88
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

Item 8.01.   Other Events.
     On March 2, 2007, an action titled Alan Kahn v. Dennis J. Tietz et. al. was filed in the Superior Court of the State of California in and for the County of San Francisco against The Cronos Group (Nasdaq: CRNS) (the “Company”), the members of the Company’s board of directors, and CRX Acquisition Ltd. (“CRX”).
     The complaint alleges that the Company and its directors breached their fiduciary duties to plaintiff and the other public shareholders of the Company, including their duties of loyalty, good faith, and independence, by entering into the Asset Purchase Agreement, dated as of February 28, 2007, with CRX and FB Transportation Capital LLC. Plaintiff alleges that CRX aided and abetted the other defendants’ wrongdoing. The complaint is brought on behalf of plaintiff and purportedly on behalf of the other public shareholders of the Company. The plaintiff seeks class certification and certain forms of equitable relief, including enjoining the consummation of the proposed transaction, rescissionary damages, and an accounting by the defendants of all profits and special benefits received by them as a result of their alleged wrongful conduct.
     The defendants believe that the allegations of the complaint are without merit and intend to vigorously contest the action. There can be no assurance, however, that the defendants will be successful in the defense of the action.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2007	THE CRONOS GROUP
	By:	/s/ Elinor A. Wexler
Elinor A. Wexler
Assistant Secretary